As filed with the Securities and Exchange Commission on August 11, 2025

Registration No. 333-273421

Registration No. 333-279378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273421

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279378

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TURNSTONE BIOLOGICS CORP.

(Exact name of registrant as specified in its charter)

Delaware	83-2909368
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

2200 Powell Street, Suite 310

Emeryville, California 94608

(Address of Principal Executive Offices, including Zip Code)

Turnstone Biologics Corp. 2018 Equity Incentive Plan

Turnstone Biologics Corp. 2023 Equity Incentive Plan

Turnstone Biologics Corp. 2023 Employee Stock Purchase Plan

(Full title of the Plans)

Owen Hughes

President, Treasurer and Secretary

Turnstone Biologics Corp.

2200 Powell Street, Suite 310

Emeryville, California 94608

Tel. (510) 204-7200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Branden C. Berns

Melanie E. Neary

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Divakar Gupta

Rama Padmanabhan

Courtney Tygesson

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Turnstone Biologics Corp., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•

Registration Statement (No. 333-273421) pertaining to the registration of (i) 2,672,573 Shares issuable pursuant to the Registrant’s 2018 Equity Incentive Plan, (ii) 2,722,887 Shares issuable pursuant to the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and (iii) 222,287 Shares issuable pursuant to the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”).

•	Registration Statement (No. 333-279378) pertaining to the further registration of (i) 1,154,966 additional Shares under the 2023 Plan and (ii) 230,993 additional Shares under the 2023 ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On June 26, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 3 Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 11, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on August 11, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

TURNSTONE BIOLOGICS CORP.
/s/ Owen Hughes
Name: Owen Hughes Title: President, Treasurer and Secretary